Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2015 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ/GS: UFCS),
November 5, 2015 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
Operating income(1) per diluted share(2)	$0.75	Operating income(1) per diluted share(2)	$2.25
Net income per diluted share(2)	$0.77	Net income per diluted share(2)	$2.31
Net realized investment gains per share(2)	$0.02	Net realized investment gains per share(2)	$0.06
GAAP combined ratio	94.1%	GAAP combined ratio	93.9%
		Book value per share	$33.73
		Return on equity(3)	9.3%

United Fire Group, Inc. (the “Company”) (NASDAQ/GS: UFCS) today reported consolidated operating income(1) of $0.75 per diluted share for the three-month period ended September 30, 2015 (the "third quarter"), compared to consolidated operating loss of $(0.01) per diluted share for the same period in 2014. For the nine-month period ended September 30, 2015 ("year-to-date"), consolidated operating income was $2.25, compared to consolidated operating income of $0.81 per diluted share for the same period in 2014.

The Company reported consolidated net income, including net realized investment gains and losses, of $19.5 million ($0.77 per diluted share) for the third quarter, compared to consolidated net income of $0.3 million ($0.01 per diluted share) for the same period in 2014. Year-to-date, consolidated net income, including net realized investment gains and losses, was $58.2 million ($2.31 per diluted share) compared to $24.3 million ($0.95 per diluted share) for the same period in 2014.

"Our 2020 Vision has been in place for a while now and I'm pleased to announce that as of this writing, we are meeting or exceeding our key objectives of improved return on equity ("ROE"), targeted increases in written premium, best-in-class service, and being a best place to work," stated Randy A. Ramlo, President and Chief Executive Officer.

"Our book of business continues to perform well," continued Ramlo. "For the quarter, consolidated net premiums earned increased 12.9 percent due to both rate increases in our commercial lines of business and new business, and our total revenues increased 12.2 percent. For the nine-month period ended September 30, 2015, consolidated net premiums earned increased 12.3 percent and total revenues increased 9.8 percent. We continue to believe that 2015 will be a milestone year as the Company continues to be on pace to achieve the $1 billion revenue threshold."

____________________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity ("ROE") is calculated by dividing annualized net income by average year-to-date equity.

"Additionally, our return on equity improved by 5.2 percentage points compared to the same period for 2014," stated Ramlo. "As I have mentioned on numerous occasions, we strive for an ROE that places within the range of our top performing peers. We believe that in today's less than optimal investment environment, ROE improvement will be a byproduct of sound underwriting executed by the very best talent available."

The Company recognized consolidated net realized investment gains of $1.0 million during the third quarter, compared to consolidated net realized investment gains of $0.9 million for the same period in 2014. Year-to-date, the company recognized consolidated net realized investment gains of $2.6 million compared to consolidated net realized investment gains of $5.8 million for the same period in 2014.

Consolidated net investment income was $24.1 million for the third quarter, an increase of 5.3 percent, as compared to net investment income of $22.8 million for the same period in 2014. The increase in net investment income for the quarter was driven by the change in value of our investments in limited liability partnerships as compared to the same period in 2014. The valuation of these investments varies from period to period due to current market conditions.

Year-to-date, consolidated net investment income was $74.2 million, compared to net investment income of $77.2 million for the same period in 2014. The decrease is due to the decline in the asset base of the life segment due to decreases in annuity holdings and the continued low interest rate environment.

Consolidated net unrealized investment gains, net of tax, totaled $130.2 million as of September 30, 2015, a decrease of $19.4 million or 13.0 percent from December 31, 2014. The decrease in net unrealized investment gains resulted from volatility in the equity markets as well as interest rate increases that negatively impacted our bond portfolio during 2015.

Total consolidated assets as of September 30, 2015 were $3.9 billion, which included $3.1 billion of invested assets. The Company's book value per share was $33.73, which is an increase of $1.06 per share or 3.2 percent from December 31, 2014 and is primarily attributed to net income of $58.2 million offset by a decrease in net unrealized investment gains of $19.4 million, net of tax, during the first nine months of 2015, and shareholder dividends of $16.0 million.

The annualized return on equity was 9.3 percent as of September 30, 2015.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $18.0 million ($0.71 per diluted share) for the third quarter, compared to net loss of $1.9 million ($0.07 per diluted share) in the same period in 2014. Year-to-date, net income for the property and casualty insurance segment, including realized investment gains and losses, totaled $54.4 million ($2.16 per diluted share), compared to net income of $19.5 million ($0.76 per diluted share) in the same period of 2014.

Net premiums earned increased 12.2 percent to $219.0 million in the third quarter, compared to $195.2 million in the same period of 2014. Year-to-date, net premiums earned increased 11.7 percent to $628.4 million, compared to $562.5 million in the same period of 2014.

"Modest rate increases in some regions still obtainable; still exceed loss cost trends."

"Commercial lines renewal pricing varied by region with average percentage increases in the low single digits on smaller accounts," stated Ramlo. "Premium written from new business was down from the prior quarter but up from third quarter 2014. Our success ratio on quoted accounts remains at an acceptable level."

"We experienced improvement in loss ratios in nearly every line of business with the exception of commercial auto during the third quarter and year-to-date, which seems to be an industry trend," stated Ramlo. "We attribute this trend to lower fuel prices, a shortage of qualified drivers, and higher roadway use by commercial vehicles. We will continue to monitor this line of business diligently and make the underwriting and pricing changes necessary to achieve our profit objectives."

"The loss ratio on our workers' compensation line of business continues to improve and has benefited from past rate increases and the elimination of poor performing accounts," continued Ramlo. "We have also reduced our percentage of high hazard classes of business, making for fewer severe losses."

"Personal auto lines renewal pricing increases during the quarter improved slightly, but remained at low-single digits," stated Ramlo, "while homeowners pricing experienced average percentage increases in the mid-single digits, especially in areas affected by large convective storms. Competitive market conditions persisted on new business during the quarter."

"Catastrophe losses during third quarter were less than expected."

Catastrophe losses totaled $7.0 million ($0.18 per share after tax) for the third quarter, compared to $23.3 million ($0.60 per share after tax) for the same period in 2014. Year-to-date, catastrophe losses totaled $27.3 million ($0.71 per share after tax), compared to $47.2 million ($1.20 per share) for the same period in 2014.

"Catastrophe losses for the third quarter were less than we would normally expect," stated Ramlo. "Catastrophe losses added 3.2 percentage points to the combined ratio and impacted earnings by $0.18 per diluted share. Year-to-date catastrophe losses added 4.4 percentage points to the combined ratio and impacted earnings by $0.71 per share. Generally speaking, we pay less attention to quarterly results given the volatility from quarter to quarter and base our goals and objectives on annual results."

"Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio," continued Ramlo. "Second and third quarters are more storm- and catastrophe-laden in geographic areas where we conduct much of our business due to spring and summer convective storms and hurricanes; however, 2015 has experienced a mild hurricane season and convective seasonal storms have not been a significant factor for us."

The property and casualty insurance segment experienced $0.7 million of favorable development in our net reserves for prior accident years during the third quarter, compared to $6.8 million of favorable reserve development in the same period in 2014. Year-to-date, favorable development in our net reserves for prior accident years was $24.1 million, compared to $32.5 million in the same period in 2014. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2015, our total reserves are within our actuarial estimates.

"With regard to large losses," stated Ramlo, "We are no longer seeing the severity we experienced during third quarter 2014. We believe at this time, we are seeing more normalized loss experience consistent with our expectations."

The GAAP combined ratio improved by 13.3 percentage points to 94.1 percent for the third quarter, compared to 107.4 percent for the same period in 2014. Year-to-date the GAAP combined ratio improved 9.1 percentage points to 93.9 percent, compared to 103.0 percent for the same period in 2014. We attribute this improvement to a lack of catastrophe losses and more adequate pricing of our products, which has improved our underlying underwriting performance.

Expense Levels

The expense ratio for the third quarter was 31.2 percentage points, compared to 31.1 percentage points for the third quarter of 2014. Year-to-date, the expense ratio was 30.2 percentage points, compared to 31.4 for the same period in 2014.

"As expected, our expense ratio is holding steady from quarter to quarter as we finalize costs associated with our integration of the Mercer Group of companies and other investments in core development and technology," stated Ramlo. "Though we believe our 2015 expense ratio will continue to be higher than our targets due to increased pension and postretirement benefit costs, the expense ratio should continue remain within the current range."

Life Segment

Net income for the life insurance segment totaled $1.5 million ($0.06 per share) for the third quarter, compared to $2.2 million ($0.09 per share) for the third quarter of 2014. Year-to-date, net income for the life insurance segment totaled $3.8 million ($0.15 per share) compared to $4.9 million ($0.19 per share).

"Though the life segment benefited from higher sales of single premium whole life policies and a decline in the amount of expense associated with the payment of interest to policyholders on annuity accounts," stated Ramlo, "it was not enough to offset the decrease in investment income and an increase in losses and loss settlement expenses due to death benefits. We have reached our long-term objective of equally diversifying our life product / annuity mix, which should improve our life segment's performance when interest rates improve."

Net premiums earned increased 21.4 percent to $20.4 million for the third quarter, compared to $16.8 million for the third quarter of 2014. Year-to-date, net premiums earned increased to $53.4 million, compared to $44.7 million for the same period in 2014. The increase was primarily due to an increase in sales of single premium whole life policies.

Net investment income decreased 9.0 percent to $13.3 million for the third quarter, compared to $14.6 million for the third quarter of 2014. Year-to-date, net investment income decreased 11.7 percent to $40.6 million, compared to $46.0 million for the same period in 2014. The decrease is due to a continuation of the low interest rate environment and a lower asset base due to declining annuity deposits.

Losses and loss settlement expenses increased $1.3 million for the third quarter, compared to the same period in 2014, due to corresponding increases in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits increased during third quarter and the nine-month period ended September 30, 2015, by $2.2 million and $6.1 million, respectively, compared to the same periods in 2014 due to an increase in the number of single premium whole life policies issued.

Deferred annuity deposits decreased 51.5 percent and 50.0 percent, respectively, for the three- and nine-month periods ended September 30, 2015 compared to the same period of 2014, due to gradual lowering of the credited rate offered on our deferred annuity products during the low interest rate environment. As a result of the lower interest rate offered, we speculate that annuity participants are seeking higher yields elsewhere.

Net cash outflow related to our annuity business was $27.3 million for the third quarter compared to a net cash outflow of $23.8 million in the same period in 2014. We attribute this to the interest rate activity previously described.

Capital Management

During the third quarter, we declared and paid a $0.22 per share cash dividend to shareholders of record on September 1, 2015. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,528,886 shares of common stock under our share repurchase program, which expires in August 2016. During the third quarter, 29,691 shares were repurchased under the program at a total cost of $1.0 million and an average share price of $32.99. Year-to-date, we have purchased 79,396 shares of our common stock for $2.4 million, at an average cost of $30.51 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Standard Time on November 5, 2015 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's 2015 third quarter results and its expectations for 2015.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international dial-in is 1-412-542-4184). The event will be archived and available for digital replay through November 19, 2015. The replay access information is toll-free 1-877-344-7529; conference ID no. 10074128.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs151105. The archived audio webcast will be available until November 19, 2015.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 45 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,200 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Assistant Vice President - Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain on track," "optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 2, 2015. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data and Ratios)	2015	2014	Change %	2015	2014	Change %
Revenue Highlights
Net premiums earned	$239,421	$212,021	12.9%	$681,817	$607,189	12.3%
Net investment income	24,050	22,837	5.3%	74,205	77,202	(3.9)%
Total revenues	264,560	235,865	12.2%	758,962	691,442	9.8%
Income Statement Data
Operating income (loss)	18,906	(256)	NM	56,527	20,574	174.7%
After-tax net realized investment gains	628	581	8.1%	1,704	3,767	(54.8)%
Net income	$19,534	$325	NM	$58,231	$24,341	139.2%
Diluted Earnings Per Share Data
Operating income (loss)	$0.75	$(0.01)	NM	$2.25	$0.81	177.8%
After-tax net realized investment gains	0.02	0.02	—%	0.06	0.14	(57.1)%
Net income	$0.77	$0.01	NM	$2.31	$0.95	143.2%
Catastrophe Data
Pre-tax catastrophe losses	$6,955	$23,282	(70.1)%	$27,336	$47,160	(42.0)%
Effect on after-tax earnings per share	0.18	0.60	(70.0)%	0.71	1.20	(40.8)%
Effect on combined ratio	3.2%	11.9%	(73.1)%	4.4%	8.4%	(48.1)%

Favorable reserve development experienced on prior accident years	$686	$6,755	(89.8)%	$24,129	$32,520	(25.8)%

Combined ratio	94.1%	107.4%	(13.3)%	93.9%	103.0%	(9.1)%
Return on equity				9.3%	4.1%	128.9%
Cash dividends declared per share	$0.22	$0.20	10.0%	$0.64	$0.58	10.3%
Diluted weighted average shares outstanding	25,379,348	25,404,349	(0.1)%	25,171,881	25,536,569	(1.4)%
NM = Not meaningful

Consolidated Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$236,545	$207,372	$731,648	$656,612
Net premiums earned	$239,421	$212,021	$681,817	$607,189
Investment income, net of investment expenses	24,050	22,837	74,205	77,202
Net realized investment gains	966	894	2,622	5,796
Other income	123	113	318	1,255
Total Revenues	$264,560	$235,865	$758,962	$691,442

Benefits, Losses and Expenses
Losses and loss settlement expenses	$144,526	$154,346	$421,297	$422,299
Increase in liability for future policy benefits	12,784	10,552	32,503	26,450
Amortization of deferred policy acquisition costs	48,697	44,644	135,526	124,374
Other underwriting expenses	26,161	21,665	73,241	68,869
Interest on policyholders’ accounts	5,568	7,503	18,207	23,342
Total Benefits, Losses and Expenses	$237,736	$238,710	$680,774	$665,334

Income (loss) before income taxes	26,824	(2,845)	78,188	26,108
Federal income tax expense (benefit)	7,290	(3,170)	19,957	1,767
Net income	$19,534	$325	$58,231	$24,341
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	September 30, 2015	December 31, 2014
(In Thousands)
Total invested assets:
Property and casualty segment	$1,572,222	$1,554,637
Life insurance segment	1,524,232	1,616,324
Total cash and investments	3,220,515	3,261,535
Total assets	3,876,016	3,856,689
Future policy benefits and losses, claims and loss settlement expenses	$2,381,026	$2,417,201
Total liabilities	3,030,556	3,039,274
Net unrealized investment gains, after-tax	$130,223	$149,623
Total stockholders’ equity	845,460	817,415

Property and casualty insurance statutory capital and surplus(1)(2)	$702,303	$685,866
Life insurance statutory capital and surplus(2)	157,194	155,667
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$216,124	$190,551	$678,242	$611,941
Net premiums earned	$218,993	$195,195	$628,396	$562,521
Investment income, net of investment expenses	10,716	8,190	33,582	31,191
Net realized investment gains (losses)	732	(22)	316	3,682
Other income (loss)	—	(102)	—	693
Total Revenues	$230,441	$203,261	$662,294	$598,087

Benefits, Losses and Expenses
Losses and loss settlement expenses	$137,696	$148,815	$400,087	$402,964
Amortization of deferred policy acquisition costs	46,847	42,902	130,305	119,280
Other underwriting expenses	21,505	17,843	59,625	57,207
Total Benefits, Losses and Expenses	$206,048	$209,560	$590,017	$579,451

Income (loss) before income taxes	$24,393	$(6,299)	$72,277	$18,636
Federal income tax expense (benefit)	6,373	(4,419)	17,857	(835)
Net income (loss)	$18,020	$(1,880)	$54,420	$19,471

GAAP combined ratio:
Net loss ratio - excluding catastrophes	59.7%	64.4%	59.3%	63.2%
Catastrophes - effect on net loss ratio	3.2	11.9	4.4	8.4
Net loss ratio	62.9%	76.3%	63.7%	71.6%
Expense ratio	31.2	31.1	30.2	31.4
Combined ratio	94.1%	107.4%	93.9%	103.0%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	59.9%	64.0%	59.4%	63.5%
Catastrophes - effect on net loss ratio	3.2	11.9	4.4	8.4
Net loss ratio	63.1%	75.9%	63.8%	71.9%
Expense ratio	33.5	32.1	31.3	31.2
Combined ratio	96.6%	108.0%	95.1%	103.1%
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$20,421	$16,821	$53,406	$44,671
Net premiums earned	$20,428	$16,826	$53,421	$44,668
Investment income, net of investment expenses	13,334	14,647	40,623	46,011
Net realized investment gains	234	916	2,306	2,114
Other income	123	215	318	562
Total Revenues	$34,119	$32,604	$96,668	$93,355

Benefits, Losses and Expenses
Losses and loss settlement expenses	$6,830	$5,531	$21,210	$19,335
Increase in liability for future policy benefits	12,784	10,552	32,503	26,450
Amortization of deferred policy acquisition costs	1,850	1,742	5,221	5,094
Other underwriting expenses	4,656	3,822	13,616	11,662
Interest on policyholders’ accounts	5,568	7,503	18,207	23,342
Total Benefits, Losses and Expenses	$31,688	$29,150	$90,757	$85,883

Income before income taxes	$2,431	$3,454	$5,911	$7,472
Federal income tax expense	917	1,249	2,100	2,602
Net income	$1,514	$2,205	$3,811	$4,870
(1) Net premiums written is a financial measure prepared in accordance with statutory principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability(1)	$65,750	$56,942	$210,032	$185,206
Fire and allied lines(2)	52,227	45,732	161,541	145,789
Automobile	47,494	40,925	148,356	130,866
Workers’ compensation	22,990	20,658	76,146	71,802
Fidelity and surety	5,687	5,566	17,594	16,222
Miscellaneous	(168)	587	1,283	2,130
Total commercial lines	$193,980	$170,410	$614,952	$552,015

Personal lines:
Fire and allied lines(3)	$12,038	$11,951	$33,359	$33,239
Automobile	6,602	6,191	18,882	18,074
Miscellaneous	275	261	813	768
Total personal lines	$18,915	$18,403	$53,054	$52,081
Reinsurance assumed	3,229	1,738	10,236	7,845
Total	$216,124	$190,551	$678,242	$611,941
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$67,752	$32,483	47.9%	$58,807	$32,842	55.8%
Fire and allied lines	51,913	29,534	56.9	46,448	49,120	105.8
Automobile	47,840	45,326	94.7	42,181	36,938	87.6
Workers' compensation	24,721	14,654	59.3	22,955	12,239	53.3
Fidelity and surety	5,709	(85)	(1.5)	5,095	150	2.9
Miscellaneous	386	57	14.8	692	(28)	(4.0)
Total commercial lines	$198,321	$121,969	61.5%	$176,178	$131,261	74.5%

Personal lines
Fire and allied lines	$11,084	$9,295	83.9%	$11,151	$12,163	109.1%
Automobile	6,119	4,952	80.9	5,877	5,622	95.7
Miscellaneous	260	116	44.6	251	1,622	NM
Total personal lines	$17,463	$14,363	82.2%	$17,279	$19,407	112.3%
Reinsurance assumed	$3,209	$1,364	42.5%	$1,738	$(1,853)	(106.6)%
Total	$218,993	$137,696	62.9%	$195,195	$148,815	76.3%
NM= Not meaningful

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$191,725	$101,162	52.8%	$167,851	$87,704	52.3%
Fire and allied lines	149,732	98,602	65.9	133,802	126,618	94.6
Automobile	136,966	116,588	85.1	121,022	88,539	73.2
Workers' compensation	71,224	36,464	51.2	64,981	46,577	71.7
Fidelity and surety	15,030	2,540	16.9	13,654	1,145	8.4
Miscellaneous	1,735	181	10.4	2,039	(18)	(0.9)
Total commercial lines	$566,412	$355,537	62.8%	$503,349	$350,565	69.6%

Personal lines
Fire and allied lines	$32,990	$24,364	73.9%	$33,253	$32,548	97.9%
Automobile	17,917	12,807	71.5	17,349	16,588	95.6
Miscellaneous	759	228	30.0	742	1,710	NM
Total personal lines	$51,666	$37,399	72.4%	$51,344	$50,846	99.0%
Reinsurance assumed	$10,318	$7,151	69.3%	$7,828	$1,553	19.8%
Total	$628,396	$400,087	63.7%	$562,521	$402,964	71.6%
NM= Not meaningful